Exhibit 16.2

Letter from Anton & Chia, LLP

July 1, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioner:

We have read the statements made by 4net Software, Inc. in Item 4.01 of its Current Report on Form 8-K dated July 1, 2015. We agree with the statements concerning our firm in such Current Report on Form 8-K. Furthermore, we understand this letter will be filed as an exhibit to such report.

Sincerely yours,

/s/ Anton & Chia, LLC